                        AGREEMENT AND PLAN OF REORGANIZATION

                                    BY AND AMONG

                                99 CENTS ONLY STORES

                          ODD'S-N-END'S ACQUISITION CORP.

                                        AND

                                ODD'S-N-END'S, INC.

                                    MARCH 24, 1998


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                                  TABLE OF CONTENTS

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                                                                           PAGE
                                                                           ----
R E C I T A L S. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

A G R E E M E N T. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

1.     DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

2.     THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
       2.1.    ACTIONS TO BE TAKEN.  . . . . . . . . . . . . . . . . . . . . .3
       2.2.    CONVERSION OF COMMON STOCK OF SUB.. . . . . . . . . . . . . . .4
       2.3.    CONVERSION OR CANCELLATION OF COMPANY COMMON STOCK. . . . . . .4
       2.4.    DISSENTING SHARES.  . . . . . . . . . . . . . . . . . . . . . .4
       2.5.    PAYMENT FOR SHARES. . . . . . . . . . . . . . . . . . . . . . .5
       2.6.    NO FURTHER RIGHTS OR TRANSFERS. . . . . . . . . . . . . . . . .6
       2.7.    STOCK TRANSFER BOOKS. . . . . . . . . . . . . . . . . . . . . .7
       2.8.    STOCKHOLDERS' MEETINGS. . . . . . . . . . . . . . . . . . . . .7
       2.9.    FILING OF MERGER DOCUMENTS. . . . . . . . . . . . . . . . . . .7
       2.10.   RELATED AGREEMENT . . . . . . . . . . . . . . . . . . . . . . .7

3.     CLOSING DATE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7

4.     REPRESENTATIONS AND WARRANTIES OF COMPANY.. . . . . . . . . . . . . . .8
       4.1.    ORGANIZATION AND STANDING; ARTICLES AND BYLAWS. . . . . . . . .8
       4.2.    AUTHORIZATION . . . . . . . . . . . . . . . . . . . . . . . . .8
       4.3.    NO CONSENTS . . . . . . . . . . . . . . . . . . . . . . . . . .8
       4.4.    CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . .9
       4.5.    SUBSIDIARIES. . . . . . . . . . . . . . . . . . . . . . . . . .9
       4.6.    SEC REPORTS AND FINANCIAL STATEMENT . . . . . . . . . . . . . 10
       4.7.    ABSENCE OF CERTAIN CHANGES OR EVENTS. . . . . . . . . . . . . 10
       4.8.    LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . . . 11
       4.9.    PROPERTIES, ENCUMBRANCES. . . . . . . . . . . . . . . . . . . 11
       4.10.   COMPLIANCE WITH APPLICABLE LAW. . . . . . . . . . . . . . . . 11
       4.11.   NO BROKERS. . . . . . . . . . . . . . . . . . . . . . . . . . 11
       4.12.   PROXY STATEMENT.. . . . . . . . . . . . . . . . . . . . . . . 12
       4.13.   INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . 12

5.     REPRESENTATIONS AND WARRANTIES OF PURCHASER.  . . . . . . . . . . . . 12
       5.1.    ORGANIZATION AND STANDING; ARTICLES AND BYLAWS. . . . . . . . 12
       5.2.    AUTHORIZATION . . . . . . . . . . . . . . . . . . . . . . . . 12
       5.3.    NO CONSENTS.. . . . . . . . . . . . . . . . . . . . . . . . . 13
       5.4.    SEC REPORTS . . . . . . . . . . . . . . . . . . . . . . . . . 13



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       5.5.    ABSENCE OF CERTAIN CHANGES OR EVENTS. . . . . . . . . . . . . 14
       5.6.    LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . . . 14
       5.7.    COMPLIANCE WITH APPLICABLE LAW. . . . . . . . . . . . . . . . 14
       5.8.    NO BROKERS. . . . . . . . . . . . . . . . . . . . . . . . . . 15
       5.9.    PROXY STATEMENT . . . . . . . . . . . . . . . . . . . . . . . 15
       5.10.   INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . 15

6.     PRE-MERGER COVENANTS OF PURCHASER AND COMPANY . . . . . . . . . . . . 15
       6.1.    CONDUCT OF BUSINESS BY COMPANY. . . . . . . . . . . . . . . . 15
       6.2.    INSPECTION OF RECORDS . . . . . . . . . . . . . . . . . . . . 17
       6.3.    STOCKHOLDER APPROVAL. . . . . . . . . . . . . . . . . . . . . 17
       6.4.    PROXY STATEMENT.  . . . . . . . . . . . . . . . . . . . . . . 17
       6.5.    EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . 18
       6.6.    FILINGS; OTHER ACTION . . . . . . . . . . . . . . . . . . . . 18
       6.7.    PUBLICITY . . . . . . . . . . . . . . . . . . . . . . . . . . 18
       6.8.    INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . 18
       6.9     ACQUISITION PROPOSALS.  . . . . . . . . . . . . . . . . . . . 19

7.     CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. . . . . . 20
       7.1.    STOCKHOLDER APPROVAL. . . . . . . . . . . . . . . . . . . . . 20

8.     ADDITIONAL CONDITIONS TO OBLIGATIONS OF PURCHASER AND SUB . . . . . . 20
       8.1.    REPRESENTATIONS, COVENANTS, CERTIFICATE . . . . . . . . . . . 20
       8.2.    PERMITS AND APPROVALS . . . . . . . . . . . . . . . . . . . . 20
       8.3.    NO ADVERSE CHANGE . . . . . . . . . . . . . . . . . . . . . . 20
       8.4.    CERTAIN LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . 20
       8.5.    CERTIFICATE . . . . . . . . . . . . . . . . . . . . . . . . . 21
       8.6.    TENDER FOR UNIVERSAL INTERNATIONAL. . . . . . . . . . . . . . 21

9.     ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF COMPANY . . . . . . . . . 21
       9.1.    NO LEGAL ACTION . . . . . . . . . . . . . . . . . . . . . . . 21

10.    TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
       10.1.   TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . 21
       10.2.   EFFECT OF TERMINATION . . . . . . . . . . . . . . . . . . . . 22

11.    MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . 22
       11.1.   NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
       11.2.   SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . 23
       11.3.   EXHIBITS AND SCHEDULES. . . . . . . . . . . . . . . . . . . . 23
       11.4.   GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . 23
       11.5.   NO ADVERSE CONSTRUCTION . . . . . . . . . . . . . . . . . . . 23
       11.6.   COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . 23


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       11.7.   COSTS AND ATTORNEYS' FEES . . . . . . . . . . . . . . . . . . 23
       11.8.   SUCCESSORS AND ASSIGNS. . . . . . . . . . . . . . . . . . . . 24
       11.9.   AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . . 24
       11.10.  WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
       11.11.  ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . 24
       11.12.  BEST EFFORTS. . . . . . . . . . . . . . . . . . . . . . . . . 24
       11.13.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES. . . . . . . . . . 24
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                                         iii

                         AGREEMENT AND PLAN OF REORGANIZATION


     This Agreement and Plan of Reorganization (the "Agreement") is made and entered into as of March 24, 1998, by and between ODD'S-N-END'S, INC., a Delaware corporation ("Company"), 99 CENTS ONLY STORES, a California corporation ("Purchaser"), and ODD'S-N-END'S ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Sub"), with respect to the following:

                                   R E C I T A L S

     WHEREAS, the Boards of Directors of Purchaser, Sub and Company, deeming it advisable for the mutual benefit of Purchaser, Sub and Company, and their respective stockholders, that Purchaser acquire Company by a merger of Sub into Company, under the terms and conditions hereinafter set forth (the "Merger"), have by duly adopted resolutions approved this Agreement and Plan of Reorganization (this "Agreement") and the transactions contemplated hereby;

     WHEREAS, it is the intent of the parties that the Merger will be treated for tax purposes as a taxable merger; and

     WHEREAS, the Board of Directors of Company has resolved to recommend to its stockholders approval of the Merger and approval and adoption of this Agreement.

                                  A G R E E M E N T

     NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein, the parties to this Agreement hereby agree as follows:

     1. DEFINITIONS. As used in this Agreement, terms defined in the preamble and recitals hereto shall have the respective meanings specified therein and the following terms shall have the meanings set forth below:

          (a) "AFFILIATE" means, when used with reference to a specified Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, the specified Person.

          (b) "AGREEMENT" shall mean this Agreement and Plan of Reorganization.

          (c) "CALIFORNIA LAW" shall mean the General Corporation Law of the State of California.


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

          (d) "COMPANY" shall mean Odd's-N-End's, Inc., a Delaware corporation.

          (e) "COMPANY COMMON STOCK" shall mean the Common Stock, par value $0.07 per share, of Company.

          (f)   "COMPANY SECURITIES" shall mean the Company Common Stock.

          (g)   "COMPANY STOCKHOLDERS" shall mean the stockholders of Company.

          (h) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          (i) "CONTROL" (including as used in the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

          (j)   "DELAWARE LAW" shall mean the Delaware General Corporation Law.

          (k) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

          (l)   "GAAP" shall mean generally accepted accounting principles.

          (m) "MATERIAL ADVERSE EFFECT" means when used in connection with Company or any of its Subsidiaries, or Purchaser or any of its Subsidiaries, as the case may be, any condition, change or effect that, individually or when taken together with all other such conditions, changes or effects that existed or occurred prior to the date of determination of the existence or occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of Company and its Subsidiaries or Purchaser and its Subsidiaries, in each case taken as a whole.

          (n) "MERGER" shall have the meaning provided in the first recital to this Agreement.

          (o)   "NYSE" shall mean the New York Stock Exchange.

          (p) "PERSON" includes an individual, partnership, limited liability company, limited liability partnership, trust, estate, corporation, joint venture, unincorporated association, governmental bureau or agency or other entity of whatsoever kind or nature.

          (q)   "SECURITIES ACT" means the Securities Act of 1933, as amended.

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          (r)   "PURCHASER COMMON STOCK" shall mean the Common Stock, no par value per share, of Purchaser.

          (s)   "SEC" means the Securities and Exchange Commission.

          (t) "SUBSIDIARY" of a corporation means (i) any corporation of which equity securities possessing a majority of the ordinary voting power in electing the board of directors are, at the time as of which such determination is being made, owned by such corporation either directly or indirectly through one or more Subsidiaries, and (ii) any Person (other than a corporation) in which such corporation or any Subsidiary, directly or indirectly, has more than a 10% ownership interest or over which it exercises control.

          (v) "UNIVERSAL INTERNATIONAL" means Universal International, Inc., a Minnesota corporation.

     2.   THE MERGER.

          2.1. ACTIONS TO BE TAKEN. (a) Upon the performance of all covenants and obligations of the parties contained herein and upon the fulfillment (or waiver) of all conditions to the obligations of the parties contained herein, at the Effective Time (as defined below) and pursuant to Delaware Law, the following will occur:

                    (i) Sub will be merged with and into Company, Company shall be the surviving corporation (the "Surviving Corporation"), and the separate existence and corporate organization of Sub shall cease, and thereupon Sub and Company shall be a single corporation;

                    (ii) Company, as the Surviving Corporation, will succeed, insofar as permitted by law, to all rights, assets, liabilities and obligations of Sub in accordance with Delaware Law;

                    (iii) the Certificate of Incorporation of the Surviving Corporation shall be amended to be substantially identical to the Certificate of Incorporation of Sub;

                    (v) the Bylaws of the Surviving Corporation shall be amended to be substantially identical to the Bylaws of Sub; and

                    (vi) the directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected and qualified in the manner provided in the Certificate of Incorporation of the Surviving Corporation.

                (b) As soon as practicable after the terms and conditions of this Agreement have been satisfied or waived, a Certificate of Merger, properly completed and executed in accordance with Delaware Law (the "Certificate of Merger"), will be filed with the Secretary of State of the State of Delaware. The Merger shall be effective at such time as the Certificate of Merger is filed in the office of the Secretary of State of the State of Delaware (the "Effective Time").

          2.2. CONVERSION OF COMMON STOCK OF SUB. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser as the holder thereof, all issued and outstanding shares of the common stock, $0.001 par value per share, of Sub will cease to be outstanding and will be converted into the right to receive an aggregate of that number of shares of Company Common Stock equal to 4,724,048, LESS 1,913,239, LESS any shares of Company Common Stock purchased by Purchaser in transactions not involving the Company as an issuer which are held by Purchaser at the Effective Time; PROVIDED that shares of Company Common Stock which are purchased by Purchaser directly from the Company from and after the date of this Agreement which are held by Purchaser at the Effective Time shall not be so subtracted.

          2.3. CONVERSION OR CANCELLATION OF COMPANY COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

                (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, except for Perfected Dissenting Shares and shares then owned by Purchaser or Universal International, will cease to be outstanding and will, subject to the provisions of Section 2.4 hereof, be converted into the right to receive $0.30 (the "Merger
Consideration").

                (b) Each share of Company Common Stock which, immediately prior to the Effective Time, was issued and outstanding and held by Purchaser, Sub or Universal International will continue to exist and remain outstanding.

                (c) No Perfected Dissenting Shares will be converted into the Merger Consideration under this Section 2.3, but such Perfected Dissenting Shares will be subject to the provisions of Section 2.4 hereof.

                (d) Each authorized but unissued share of Company Common Stock will cease to exist.

          2.4.  DISSENTING SHARES.   (a) Notwithstanding any provision of this
Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held of record or beneficially owned by persons who have not voted such shares in favor of the Merger and who shall have timely delivered a written demand for appraisal of such shares in accordance with Section 262 of the Delaware Law are herein referred to as a "Dissenting Shares". Dissenting Shares, the holders of which have not effectively withdrawn or lost (for failure to timely file with Company a demand for appraisal of their shares or otherwise) their dissenters' rights under Section 262 ("Perfected Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.3 hereof, but the holders thereof shall be entitled only to such rights as are granted by Section 262. Each holder of Dissenting Shares who becomes entitled to payment for such holder's Company Common Stock pursuant to the provisions of Section 262 shall receive payment therefor on a timely basis from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions); provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in Section 262 of the Delaware Law, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such Shares or lost his right to appraisal and payment for his Shares under
Section 262 of the Delaware Law or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in
Section 262 of the Delaware Law, such holder or holders (as the case may be) shall forfeit the right to appraisal of such Shares and each such Share shall thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive payment from the Surviving Corporation of the Merger Consideration, without interest thereon, as provided in Section 2.3 hereof.

                (b) If any holder of Dissenting Share has effectively withdrawn or lost such holder's dissenter's rights under Section 262, such Dissenting Shares shall be converted into the right to receive the Merger Consideration pursuant to Section 2.3(a) hereof.

                (c) Company will give Purchaser and Sub prompt notice of any written demands for appraisal, withdrawals of demands for appraisal or notices and any other instruments served pursuant to Section 262 and received by Company and the opportunity to direct all negotiations with and proceedings with respect to holders of Dissenting Shares. Company will not voluntarily make any payment with respect to any demands for payment for shares under Section 262 and will not, except with the prior written consent of Purchaser, settle or offer to settle any such demands.

          2.5. PAYMENT FOR SHARES. (a) Purchaser shall authorize an exchange agent (the "Exchange Agent") hereunder. As soon as practicable following the Effective Time, Purchaser will deliver to the Exchange Agent, funds (the "Exchange Fund") necessary to make the payments contemplated by Section 2.3.
Out of the Exchange Fund, the Exchange Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 2.3. The Exchange Fund shall not be used for any other purpose. The Exchange Agent may invest portions of the Exchange Fund, as directed by Purchaser (so long as such directions do not impair the Exchange Agent's ability to make the payments referred to in
Section 2.3 hereof or otherwise impair the rights of holders of shares of Company Common Stock), provided that no such investments may be made other than in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit issued by a commercial bank having capital exceeding $500,000,000. Any net earnings resulting from, or interest or income produced by, such investments shall be paid to the Surviving Corporation as and when requested by Purchaser. The Surviving Corporation shall replace any monies lost through any investment made pursuant to this Section 2.5. Deposit of funds pursuant hereto shall not relieve Purchaser or the Surviving Corporation of their obligations to make payments in respect of shares of Company Common Stock and Purchaser hereby guarantees the Surviving Corporation's obligations in respect thereof.

                (b) LETTER OF TRANSMITTAL.  Promptly after the Effective
Time, the Surviving Corporation shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") a form letter of transmittal (the "Letter or Transmittal") for return to the Exchange Agent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates, for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with the Letter of Transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of the number of shares of Company Common Stock represented by such Certificate multiplied by the Merger Consideration, subject to any required withholding taxes, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form of transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.5, each Certificate (other than Certificates representing shares of Company held by Purchaser, Sub, Universal International or any other wholly-owned subsidiary of Purchaser, Company or any wholly-owned subsidiary of Company which shall have been canceled, or Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration in cash multiplied by the number of shares of Company Common Stock evidenced by such Certificate, without any interest thereon.

                (c) RETURN OF UNCLAIMED FUNDS. Any cash provided to the Exchange Agent pursuant to this Section 2.5 and not exchanged for Certificates within six months after the Effective Time will be returned by the Exchange Agent to the Surviving Corporation, which thereafter will act as Exchange Agent. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

          2.6. NO FURTHER RIGHTS OR TRANSFERS. At and after the Effective Time, each holder of a Certificate that represented issued and outstanding shares of Company Common Stock immediately prior to the Effective Time shall cease to have any rights as a stockholder of

Company, except for the right to surrender his or her Certificate or Certificates in exchange for the payment provided pursuant to Section 2.3 hereof or to perfect his or her right to receive payment for his or her Shares pursuant to Section 262 of the Delaware Law and Section 2.4 hereof if such holder has validly exercised and perfected and not withdrawn his or her right to receive payment for his or her shares of Company Common Stock, and there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Company which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in this Section 2.6, subject to applicable laws in the case of Dissenting Shares.

          2.7. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Company Common Stock shall thereafter be made.

          2.8. STOCKHOLDERS' MEETINGS. Purchaser and Company shall cooperate in soliciting proxies, if required, from the stockholders of Company in favor of approval of this Agreement and of the Merger pursuant to the terms of a proxy statement (the "Proxy Statement") prepared and filed in accordance with Section
6.4 hereof.

          2.9. FILING OF MERGER DOCUMENTS. As soon as practicable after the requisite approvals of the stockholders of Company have been obtained as provided in Section 2.9 hereof, and each other condition to the obligations of Company, Purchaser and Sub hereunder has been satisfied or waived, Company and Sub will deliver the Certificate of Merger for filing with the Secretary of State of the State of Delaware, and Company, Purchaser and Sub will take such other actions as may be required by the Delaware Law in connection with such filing and the consummation of the Merger.

          2.10. RELATED AGREEMENT. Each of the Principal Stockholders have executed and delivered to Purchaser a separate agreement pursuant to which they
(i) agree to vote the shares of Company Common Stock held by them in favor of this Agreement and the Merger at the Stockholders meeting called for that purpose and have granted a proxy to Purchaser to do the same in their place and stead, and (ii) agree not to sell, transfer, hypothecate or otherwise dispose of any of their shares of Company Common Stock held by them as of the date hereof until the earlier to occur of termination of this Agreement or the Effective Time, except as expressly provided for therein. For purposes of this section, "Principal Stockholders" shall mean all directors, executive officers and holders of more than 5% of the Company Common Stock.

     3. CLOSING DATE. The Closing of the Merger (the "Closing") shall, unless another date or place is agreed to in writing by the parties, take place at the offices of Troop Meisinger Steuber & Pasich, LLP, 10940 Wilshire Boulevard, Los Angeles, California 90024 (except for the filing of the Certificates of Merger, which shall take place in the office of the Secretary of State of the State of Delaware) on the second business day following the satisfaction or waiver of all conditions precedent to the Merger, including those set forth in Sections 7, 8 and 9 of this Agreement. The date of the Closing is referred to in this Agreement as the "Closing Date."

     4. REPRESENTATIONS AND WARRANTIES OF COMPANY. Except as set forth in the disclosure letter delivered at or prior to the execution of this Agreement by Company, which shall refer to the relevant Sections of this Agreement (the "Company Disclosure Letter"), Company represents and warrants to and agrees with Purchaser and Sub as follows:

          4.1. ORGANIZATION AND STANDING; ARTICLES AND BYLAWS. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company is qualified, licensed or domesticated as a foreign corporation and is in good standing in all jurisdictions where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified, licensed or domesticated would not have a Material Adverse Effect on Company. Company has all requisite power and authority and all requisite licenses, permits and franchises necessary to own, lease and operate its properties and assets and to carry on its business in the manner and in the locations as presently conducted, except where the failure to do so would not have a Material Adverse Effect on Company. Copies of the Certificate of Incorporation (as certified by the Delaware Secretary of State) and Bylaws of Company have been delivered to Purchaser and are accurate and complete as of the date hereof.

          4.2. AUTHORIZATION. Company has the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement and all the transactions contemplated hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Company's Board of Directors and, other than the Stockholder approval required pursuant to Section 6.3 hereof, all corporate proceedings have been taken and no other corporate proceedings on the part of Company are necessary to authorize the execution, delivery and performance by Company of this Agreement. This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligations of Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally from time to time in effect and except that equitable remedies may not in all cases be available (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the "Remedies Exception"). The execution, delivery and performance of this Agreement by Company will not conflict with or constitute a breach, violation or default under Company's Certificate of Incorporation or Bylaws, any statute, law or administrative regulation, or under any judgment, decree, order, writ, governmental permit or license, any material contract, agreement, lease, indenture or instrument to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound.

          4.3. NO CONSENTS. No consent, authorization, order or approval of, or filing with or registration with, any governmental authority, commission, board or other regulatory body of the United States or any state or political subdivision thereof, or any other Person, is required to be made or obtained by Company for or in connection with the execution and delivery by Company of this Agreement and the consummation by Company of the transactions contemplated hereby.

          4.4. CAPITAL STOCK. The authorized capital stock of Company consists of 20,000,000 shares of Company Common Stock, par value $0.07 per share. As of the date hereof, (i) there are 4,724,048 shares of Company Common Stock issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any preemptive rights or any federal or state securities laws, and (ii) no shares of Company Common Stock are held by Subsidiaries of Company. As of the date hereof, there are (i) no options, warrants, purchase rights, calls, subscriptions, convertible securities or other rights, (including preemptive rights), agreements, understandings, arrangements or commitments of any character obligating the Company now or at any time in the future to issue or sell any of its capital stock or other equity interests of Company or any of its Subsidiaries (including, without limitation, options or rights that may be issued and outstanding under any Company stock option plan), and no shares of Company Common Stock are reserved for future issuance for such purpose, (ii) there are no obligations, contingent or otherwise, of Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of Company or any of its Subsidiaries or to provide funds or to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or another entity, other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business, (iii) there are no outstanding bonds, debentures, notes or other obligations of Company the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter, (iv) there are no obligations, contingent or otherwise, guaranteeing the value of any of the shares of Company Common Stock or any of its Subsidiaries either now or at any time in the future, and (v) there are no voting trusts, proxies or other agreements or understandings to which Company is a party or is bound with respect to the voting of any capital stock or other equity interests of Company or any of its Subsidiaries.

          4.5. SUBSIDIARIES. The Company Disclosure Letter sets forth a true and correct list of each Subsidiary of Company as of the date hereof. All of the outstanding capital stock of each such Subsidiary is owned entirely by Company or by a Subsidiary of Company, as the case may be, as of the date hereof, free and clear of all liens, charges, pledges, security interests or other encumbrances, except for restrictions on transfer imposed by applicable securities laws. All such shares of capital stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no agreements, understandings or undertakings governing the rights and duties of Company or any Subsidiary of Company as a stockholder of any Subsidiary, including, without limitation, any agreement, arrangement or understanding under which Company is or may become obligated, directly or indirectly, to acquire or dispose of any equity interest in, make any capital contribution or extend credit to, or act as guarantor, surety or indemnitor for any liability of any Subsidiary. Each such Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has the corporate power and authority to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in all jurisdictions where the failure to be so qualified would have a Material Adverse Effect on Company. Other than its Subsidiaries, Company has no interest in any corporation, joint venture, partnerships or other business enterprise.

          4.6.  SEC REPORTS AND FINANCIAL STATEMENTS.  From and after January
1, 1994, Company and each subsidiary subject to the periodic reporting requirements under the Exchange Act has filed with the SEC all forms, reports, registration statements, proxy statements and other documents (collectively, the "Company Reports") required to be filed by Company under the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder (collectively, the "Securities Laws"). Company has heretofore furnished Purchaser with true and complete copies of all Company Reports filed as of the date hereof. As of their respective dates, or, in the case of registration statements, as of their effective dates, all of the Company Reports, including all exhibits and schedules thereto and all documents incorporated by reference therein, (i) complied as to form in all material respects with the requirements of the Securities Laws applicable thereto, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements, in light of the circumstances under which they were made, not misleading. Company has filed with the SEC all documents and agreements which were required to be filed as exhibits to the Company Reports. The audited consolidated financial statements and unaudited interim consolidated financial statements of Company included or incorporated by reference in Company Reports (collectively, the "Company Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis in accordance with Company's historical practices which practices conform to GAAP (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Company as of and at the dates thereof and the results of operations and cash flows for the periods then ended, subject in the case of the unaudited interim financial statements, to normal, recurring year-end adjustments and any other adjustments described therein, which were not and are not expected to be material in amount or effect. Except as set forth or reflected in Company Financial Statements at December 31, 1996, or as set forth in the unaudited balance sheets included in the Company Reports since that date, neither Company nor any of its Subsidiaries, has any liabilities or obligations of any kind or nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against in any balance sheet of Company or any of its Subsidiaries, or in the notes thereto, prepared in accordance with GAAP consistently applied.

          4.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in Company Reports filed with the SEC prior to the date hereof, since September 30, 1997, Company and its Subsidiaries each has conducted its business in all material respects in the ordinary and usual course consistent with past practice, and there has not been (a) any event or occurrence which could result in a Material Adverse Effect on Company, (b) any material change in accounting methods, principles and practices by Company and its Subsidiaries (except for any such changes required by reason of a concurrent change in GAAP or to conform a Subsidiary's accounting methods, principles or practices to those of Company),
(c) any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect on Company, (d) any entry by Company or any of its Subsidiaries into any commitment or transaction material to Company which is not in the ordinary course of business consistent with past practice, (e) any declaration, payment or setting aside for payment of any dividends, or (f) any grant to any officer or director of any increase in compensation (other than periodic salary increases not in excess of 10% made in the ordinary course of business consistent with past practice or increases resulting from job promotions or expansions of employment responsibilities), or any loan to any officer or director, or any adoption, amendment in any material respect or termination of any bonus, profit sharing, stock option, employee stock ownership, pension, retirement, deferred compensation, employment or consulting or other plan, agreement or arrangement for the benefit of employees of Company.

          4.8. LITIGATION. Company has disclosed in the Company Disclosure Letter all information in its possession or custody or under its control with respect to litigation pending as of the date hereof. Except as set forth in the Company Disclosure Letter, Company has no litigation pending as of the date hereof. To the best of Company's knowledge, the ultimate liability for damages arising from such litigation (based upon assumptions that Company believes in good faith to be reasonable under the circumstances) is either adequately reserved against in the Company Financial Statements at December 31, 1996 or in the unaudited balance sheets included in the Company Reports since that date or will not have a Material Adverse Effect on Company. Except as set forth in Company Disclosure Letter, there are no actions, suits or proceedings of any nature pending, or, to the knowledge of Company, threatened, against or by Company or any of its properties, assets or business, nor is Company or any of its properties, assets or business, subject to any order, judgment, ruling, or decree of any competent authority, which would have, or is reasonably likely to have, a Material Adverse Effect on Company. Company has not received notice of violation of any applicable statute, regulation, code, ordinance, rule, order, judgment, decree or requirement relating to its operations or its owned or leased properties and to Company's knowledge, no such violation exists, in each case, other than a violation which would not have a Material Adverse Effect on Company.

          4.9. PROPERTIES, ENCUMBRANCES. Company and its Subsidiaries have good and marketable title in fee simple to, or a valid leasehold interest in, each of the real properties reflected on the Company Financial Statements or which have been acquired after the date thereof or used by them as of the date hereof (collectively, the "Company Properties"), in each case, free and clear of all liens, mortgages or deeds of trust, claims against title, security interests or other encumbrances on title ("Liens") or any rights of way, written agreements, laws, ordinances or regulations affecting the use or occupancy of such properties, or any reservations of an interest in title ("Restrictions") except Liens and Restrictions included in the Company Disclosure Letter.

          4.10. COMPLIANCE WITH APPLICABLE LAW. The businesses of Company and its Subsidiaries are not being conducted in violation of any applicable law, ordinance, regulation, decree or order of any governmental entity. Neither Company nor any Company Subsidiary is a party to or subject to any judgment, decree, or order entered in any suit or proceeding brought by any governmental agency or by any other person, enjoining Company or any Company Subsidiary with respect to any business practice, the acquisition of any property, or the conduct of business in any area.

          4.11. NO BROKERS. Neither Company nor any Company Subsidiary has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of Company, the Surviving Corporation or Purchaser to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiation, execution or performance of this Agreement and Company is not aware of any claim for any such payment.

          4.12. PROXY STATEMENT. None of the information supplied by Company for inclusion in the Proxy Statement, at the time of the mailing thereof to the Company Stockholders and at the time of the Company Stockholders meeting, contains any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.13. INFORMATION. All written information provided to Purchaser or its respective agents by or on behalf of Company or any of its representatives (including, without limitation, each representation and warranty of Company set forth in this Agreement) is, and Company covenants that any such information provided hereafter shall be, true and correct in all material respects and does not, or shall not, omit any material fact required to be included therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Except as set forth in the disclosure letter delivered at or prior to the execution of this Agreement by Purchaser, which shall refer to the relevant Sections of this Agreement (the "Purchaser Disclosure Letter"), Purchaser and Sub jointly and severally represent, warrant, covenant and agree with Company as follows:

          5.1. ORGANIZATION AND STANDING; ARTICLES AND BYLAWS. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
Purchaser is qualified, licensed or domesticated as a foreign corporation and is in good standing in all jurisdictions where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified, licensed or domesticated would not have a Material Adverse Effect on Purchaser. Sub has not conducted any business prior to the date hereof and has no material assets and liabilities other than those incident to its formation. Purchaser has all requisite power and authority and all requisite licenses, permits and franchises necessary to own, lease and operate its properties and assets and to carry on its business in the manner and in the locations as presently conducted, except where the failure to do so would not have a Material Adverse Effect on Purchaser. Copies of the Articles of Incorporation (as certified by the California Secretary of State and the Delaware Secretary of State, respectively) and Bylaws of each of Purchaser and Sub have been delivered to Company and are accurate and complete as of the date hereof.

          5.2. AUTHORIZATION. Each of Purchaser and Sub has the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement and all the transactions contemplated hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Purchaser's and Sub's Board of Directors and all corporate proceedings have been taken and no other corporate proceedings on the part of Purchaser and Sub are necessary to authorize the execution, delivery and performance by each of Purchaser and Sub of this Agreement. This Agreement has been duly executed and delivered by each of Purchaser and Sub and constitutes the legal, valid and binding obligations of each of Purchaser and Sub, enforceable in accordance with its terms, subject to the Remedies Exception. The execution, delivery and performance of this Agreement by each of Purchaser and Sub will not conflict with or constitute a breach, violation or default under Purchaser's or Sub's Articles of Incorporation or Bylaws, any statute, law or administrative regulation, or under any judgment, decree, order, writ, governmental permit or license, any material contract, agreement, lease, indenture or instrument to which Purchaser or Sub or any of the Subsidiaries of Purchaser is a party or by which Purchaser or any of the Subsidiaries of Purchaser is bound, which breach, violation or default would have a Material Adverse Effect on Purchaser.

          5.3. NO CONSENTS. No consent, authorization, order or approval of, or filing with or registration with, any governmental authority, commission, board or other regulatory body of the United States or any state or political subdivision thereof, or any other Person, is required to be made or obtained by Purchaser or Sub for or in connection with the execution and delivery by Purchaser and Sub of this Agreement and the consummation by Purchaser and Sub of the transactions contemplated hereby, the absence of which would have a Material Adverse Effect on Purchaser, other than the filing of the Certificate of Merger with the Delaware Secretary of State, and compliance with the Securities Laws.

          5.4. SEC REPORTS. Purchaser has filed with the SEC all forms, reports, registration statements, proxy statements and other documents (collectively, the "Purchaser Reports") required to be filed by Purchaser under the Securities Laws, except failures to file which, individually or collectively, do not have a Material Adverse Effect on Purchaser. As of their respective dates, or, in the case of registration statements, as of their effective dates, all of Purchaser Reports, including all exhibits and schedules thereto and all documents incorporated by reference therein, (i) complied as to form in all material respects with the requirements of the Securities Laws applicable thereto, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Purchaser has filed with the SEC all documents and agreements which were required to be filed as exhibits to Purchaser Reports, except failures to file, if any, which, individually or collectively, do not have a Material Adverse Effect on Purchaser. The audited consolidated financial statements and unaudited interim consolidated financial statements of Purchaser included or incorporated by reference in Purchaser Reports (collectively, the "Purchaser Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Purchaser as of and at the dates thereof and the results of operations and cash flows for the periods then ended, subject in the case of the unaudited interim financial statements, to normal, recurring year-end adjustments and any other adjustments described therein, which were not and are not expected to be material in amount or effect. Except as set forth or reflected in Purchaser Financial Statement at September 30, 1997, or as set forth in the unaudited balance sheets included in Purchaser Reports since that date, neither Purchaser nor any of its Subsidiaries, has any liabilities or obligations of any kind or nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against in any balance sheet of Purchaser or any of its Subsidiaries, or in the notes thereto, prepared in accordance with GAAP consistently applied, except liabilities since September 30, 1997, either
(i) in the ordinary course of business or (ii) which, individually or collectively, would not have a Material Adverse Effect on Purchaser.

          5.5. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Purchaser Reports filed with the SEC prior to the date hereof, since September 30, 1997, Purchaser and its Subsidiaries have conducted their business in all material respects in the ordinary and usual course consistent with past practice, and there has not been (a) any event or occurrence which could result in a Material Adverse Effect on Purchaser, (b) any material change in accounting methods, principles and practices by Purchaser and its Subsidiaries (except for any such changes required by reason of a concurrent change in GAAP or to conform a Subsidiary's accounting methods, principles or practices to those of Purchaser), (c) any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect on Purchaser, (d) any entry by Purchaser or any of its Subsidiaries into any commitment or transaction material to Purchaser which is not in the ordinary course of business consistent with past practice, or (e) any declaration, payment or setting aside for payment of any dividends.

          5.6.  LITIGATION.  Purchaser has disclosed in the Purchaser
Disclosure Letter all information in its possession or custody or under its control with respect to litigation pending as of the date hereof. Except as set forth in the Purchaser Disclosure Letter, Purchaser has no material litigation pending as of the date hereof. To the best of Purchaser's knowledge, the ultimate liability for damages arising from such litigation (based upon assumptions that Purchaser believes in good faith to be reasonable under the circumstances) is either adequately reserved against in the Purchaser Financial Statement at December 31, 1996 or in the unaudited balance sheets included in Purchaser Reports since that date or will not have a Material Adverse Effect on Purchaser. Except as set forth in Purchaser Disclosure Letter, there are no actions, suits or proceedings of any nature pending, or, to the knowledge of Purchaser, threatened, against or by Purchaser or any of its properties, assets or business, nor is Purchaser or any of its properties, assets or business, subject to any order, judgment, ruling, or decree of any competent authority, which would have, or is reasonably likely to have, a Material Adverse Effect on Purchaser. Purchaser has not received notice of violation of any applicable statute, regulation, code, ordinance, rule, order, judgment, decree or requirement relating to its operations or its owned or leased properties and to Purchaser's knowledge, no such violation exists, in each case, other than a violation which would not have a Material Adverse Effect on Purchaser.

          5.7. COMPLIANCE WITH APPLICABLE LAW. The businesses of Purchaser and its Subsidiaries are not being conducted in violation of any applicable law, ordinance, regulation, decree or order of any governmental entity, except for violations which either singly or in the aggregate do not and are not expected to have a Material Adverse Effect on Purchaser. Neither Purchaser nor any Purchaser Subsidiary is a party to or subject to any judgment, decree, or order entered in any suit or proceeding brought by any governmental agency or by any other person, enjoining Purchaser or any Purchaser Subsidiary with respect to any business practice, the acquisition of any property, or the conduct of business in any area.

          5.8. NO BROKERS. Neither Purchaser nor any of its Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of Purchaser, the Surviving Corporation or Company to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiation, execution or performance of this Agreement and Purchaser is not aware of any claim for any such payment.

          5.9. PROXY STATEMENT. None of the information supplied by Purchaser for inclusion or incorporation by reference in the Proxy Statement will, at the time of the mailing thereof to the stockholders of Company and at the time of such stockholders meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          5.10. INFORMATION. All written information provided to Company or its agents by or on behalf of Purchaser or any of its representatives (including, without limitation, each representation and warranty of Purchaser set forth in this Agreement) is, and Purchaser covenants that any such information provided hereafter shall be, true and correct in all material respects and does not, or shall not, omit any material fact required to be included therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     6. PRE-MERGER COVENANTS OF PURCHASER AND COMPANY. Each of Purchaser and Company covenants and agrees with the other that:

          6.1. CONDUCT OF BUSINESS BY COMPANY. During the period from the date of this Agreement until the earlier to occur of the termination of this Agreement or the Effective Time, except as contemplated by this Agreement, unless Purchaser has consented in writing thereto, Company (i) shall, and shall cause each of its Subsidiaries to, conduct its operations only in, and Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, and (ii) shall use its reasonable commercial efforts, and shall cause each of its Subsidiaries to use its reasonable commercial efforts, to preserve intact its respective business organizations and goodwill, keep available the services of its respective officers and employees and maintain satisfactory relationships with those persons having business relationships with it, and (iii) shall confer on a regular basis with one or more representatives of Purchaser to report operational matters of materiality and any proposals to engage in any material transactions. By way of amplification and not limitation, and except as noted above, neither Company nor any of its Subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Purchaser:

                (a) amend or otherwise change its Articles of Incorporation or Bylaws;

                (b) split, combine, reclassify or amend the terms of any of its capital stock;

                (c) declare, set aside or pay any dividend or distribution payable in cash, stock or property or any combination thereof with respect to shares of its capital stock;

                (d) authorize, issue, sell, pledge, encumber or agree to authorize, issue, sell, pledge or encumber any additional shares of its capital stock of any class or any other securities in respect of, in lieu of or in substitution of Company Common Stock outstanding as of the date hereof or any options, warrants, conversion rights or other rights to acquire capital stock of Company or any of its Subsidiaries;

                (e) redeem or otherwise acquire any of its outstanding equity securities or any outstanding options or rights to purchase any such equity securities or make any commitment to take such action;

                (f) accelerate, amend or change (or permit any acceleration, amendment or change of) the period of exercisability of any Company Purchase Right or authorize cash payments in exchange for any Company Purchase Right (other than pursuant to the express terms of such Company Purchase Right);

                (g) sell, pledge, dispose of or encumber any material assets of Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

                (h) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or any other business organization or division thereof;

                (i) incur any indebtedness for borrowed money, or assume, guarantee or otherwise as an accommodation become responsible for, the obligations of any other person or entity (in the case of any such indebtedness, Purchaser's consent shall not be unreasonably withheld or delayed);

                (j) authorize any capital expenditures or purchase of fixed assets for Company and its Subsidiaries which are in the aggregate more than $10,000;

                (k) increase the compensation or benefits payable or to become payable to its officers or employees, except in amounts consistent with past practices; or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Company or any of its Subsidiaries; or establish any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or consulting or other plan, agreement, trust, fund, plan, policy or arrangement for the benefit of any current or former directors, officers or employees;

                (l) take any action to change accounting policies or procedures;

                (m) make any material tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign tax liability;

                (n) pay, discharge or satisfy any material claims, liabilities or obligations other than in the ordinary course of business and consistent with past practices;

                (o) take or agree to take, any action which would cause a material breach of any of the representations or warranties of Company contained in this Agreement or prevent Company from performing or cause Company not to perform its covenants hereunder in any material respect; or

                (p) submit any matters to the Stockholders for a vote prior to the Closing other than the Merger.

          6.2. INSPECTION OF RECORDS. From the date hereof to the earlier to occur of the termination of this Agreement and the Effective Time, Company shall allow the duly authorized and appropriate officers, attorneys, accountants and other representatives of the other access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to, the business and affairs of Company and its Subsidiaries.

          6.3. STOCKHOLDER APPROVAL. In order to consummate the Merger, Company, acting through the Board, shall, in accordance with applicable law and Company's Certificate of Incorporation and Bylaws, (i) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable for the purpose of considering and taking action on this Agreement and the Merger and (ii), (A) include in the Proxy Statement the unanimous recommendation of the Board that the holders of the Shares approve and adopt this Agreement and the Merger and (B) use its reasonable efforts to obtain such approval and adoption of the holders of shares of Company Common Stock. At the stockholders' meeting, Purchaser and Sub shall cause all shares of Company Common Stock then owned directly or indirectly by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Merger.

          6.4. PROXY STATEMENT. As promptly as reasonably practicable, Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable efforts to have the Proxy Statement cleared by the SEC. Purchaser, Sub and Company shall cooperate with each other in the preparation of the Proxy Statement, and Company shall notify Purchaser of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Purchaser promptly copies of all correspondence between Company or any representative of Company and the SEC. Company shall give Purchaser and its' counsel the reasonable opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Purchaser and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Purchaser, Sub and Company agrees to use its reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of, and requests by, the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of shares of Common Stock entitled to vote at the Company stockholders meeting at the earliest practicable time.

          6.5. EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that the filing fee in connection with the filing of the Proxy Statement with the SEC and the expenses incurred in connection with printing and mailing the Proxy Statement, shall be paid by Purchaser.

          6.6. FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, Company and Purchaser shall use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Purchaser and Company shall take all such necessary action.

          6.7. PUBLICITY. The initial press release relating to this Agreement shall be a joint press release in a form mutually agreeable to Purchaser and Company, and Purchaser and Company shall, subject to their respective legal obligations of public companies, use reasonable efforts to agree upon the text of any other press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

          6.8. INDEMNIFICATION. From and after the Effective Time, Purchaser shall cause the Surviving Corporation to, and the Surviving Corporation shall, include as part of its Certificate of Incorporation and Bylaws provisions relating to the indemnification of all current and former directors, officers, employees and agents of Company which are substantially similar to the provisions contained in Company's Certificate of Incorporation and Bylaws. Such provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of Company in respect to actions or omissions occurring at or prior to the Effective Time (including, without limitation, actions or omissions which occur in connection with the transactions contemplated by this Agreement), unless such modification is required by law.

          6.9 ACQUISITION PROPOSALS. Prior to the Effective Time, Company agrees (a) that neither it nor any of its Subsidiaries shall, and it shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its Stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;
(b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 6.9; and (c) that it will notify Purchaser immediately if any such inquiries or proposals are received by, any such information is received from, or any such negotiations or discussions are sought to be initiated or continued with, it; PROVIDED, HOWEVER, that nothing contained in this Section 6.9 shall prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that (A) the Board of Directors determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) the Board of Directors has received a legal opinion from its counsel that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Company provides written notice to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (D) subject to any confidentiality agreement with such person or entity (which such party determined in good faith was required to be executed in order for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law), Company keeps Purchaser informed of the status (not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this
Section 6.9 shall (x) permit any party to terminate this Agreement (except as specifically provided in Section 10 hereof), (y) permit any party to enter into any agreement with respect to an Acquisition Proposal during the term of this

Agreement (it being agreed that during the term of this Agreement, no party shall enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of any party under this Agreement.

     7. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following condition:

          7.1. STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Company to the extent required by Delaware Law and the Certificate of Incorporation of Company.

     8. ADDITIONAL CONDITIONS TO OBLIGATIONS OF PURCHASER AND SUB. All obligations of Purchaser and Sub under this Agreement are subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived in writing in whole or in part by Purchaser:

          8.1. REPRESENTATIONS, COVENANTS, CERTIFICATE. Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time, and the representations and warranties of Company herein contained shall be true in all material respects as of the date of this Agreement and the Effective Time.

          8.2. PERMITS AND APPROVALS. All material filings, registrations, covenants, permits, authorizations and regulatory approvals of governmental authorities necessary for the consummation of the Merger shall have been duly obtained or made and shall be in full force and effect.

          8.3. NO ADVERSE CHANGE. There shall not have occurred any change in the financial condition, business or operations of Company and its subsidiaries that would have or would be reasonably likely to have a Material Adverse Effect on Company.

          8.4. CERTAIN LEGAL MATTERS. There shall not have been any statute, rule, regulation or order promulgated, enacted, entered, enforced or deemed applicable to the Merger by any United States federal or state government or governmental authority, nor shall there be in effect an order or judgment entered by any United States federal or state court, which (i) would make the consummation of the Merger illegal or would materially delay the Effective Time,
(ii) would require the divestiture by Purchaser, Company or any of their respective Subsidiaries of any of the shares of Company Common Stock or of a material portion of the business, assets, or property of either Purchaser or any of its Subsidiaries, or of Company or any of its Subsidiaries, or impose any material limitation on the ability of any of them to conduct their respective businesses and own their respective assets or property, or (iii) impose any limitations on the ability of Purchaser, directly or indirectly, to control in any material respect the business or operations of Company, or any of its Subsidiaries.

          8.5. CERTIFICATE. Purchaser shall have received a certificate of Company dated the Effective Time, signed by a senior officer of Company, certifying that (i) all representations and warranties of Company were true and correct in all material respects when made and are true and correct in all material respects on the Effective Time as if made on the Effective Time, and
(ii) Company has performed and complied in all material respects with all covenants and agreements required in this Agreement to be performed or complied with by it on or prior to the Effective Time.

          8.6. TENDER FOR UNIVERSAL INTERNATIONAL. Purchaser shall have completed its tender offer for shares of Universal International and shall have acquired a number of shares of common stock of Universal International such that, when added to the shares it owned prior to the commencement of the tender offer, it shall own at least eighty percent (80%) of the issued and outstanding common stock of Universal International.

     9. ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF COMPANY. All obligations of Company under this Agreement are subject to the fulfillment at or prior to the Closing of the following additional condition, which may be waived in writing, in whole or in part, by Company:

          9.1. NO LEGAL ACTION. No preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction, or by any governmental, administrative or regulatory agency or commission, in the United States preventing the consummation of the Merger shall be in effect.

     10.  TERMINATION.

          10.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding the approval thereof by the stockholders of Company or Purchaser:

                (a) By Purchaser, if any material condition to the obligations of Purchaser set forth in Section 7 or 8 is not substantially satisfied at the time or times contemplated thereby and such condition is not waived by Purchaser or, by Company, if any material condition to the obligations of Company set forth in Section 7 or 9 is not substantially satisfied at the time or times contemplated thereby and such condition is not waived by Company. Each party's right to terminate under this Section 10.1.(a) shall relate only to conditions to that party's obligations;

                (b) By Purchaser, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions to the obligations of Purchaser set forth herein would not be satisfied;

                (c) By either Purchaser or Company if the Merger shall not have been consummated on or before December 31, 1998;

                (d) By either Purchaser or Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, degree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

                (e) By mutual written consent of Company and Purchaser authorized by their respective Boards of Directors.

          10.2. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreement contained in Section 6.5 shall survive the termination hereof and (b) if termination of this Agreement shall be judicially determined to have been caused by willful breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have willfully breached this Agreement shall indemnify the other parties for their respective costs, fees and expenses of their counsel, accountants and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation.

     11.  MISCELLANEOUS PROVISIONS.

          11.1. NOTICES. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered in person, on the date actually given, (ii) by United States mail, certified or registered, with return receipt requested, on the date which is two business days after the date of mailing, or (iii) if sent by telex or facsimile transmission, with a copy mailed on the same day in the manner provided in (ii) above, on the date transmitted provided receipt is confirmed by telephone:

                (a)      if to Purchaser to:
                         99 CENTS Only Stores
                         4000 East Union Pacific Avenue
                         City of Commerce, California 90023
                         Attention: David Gold
                         Telecopy No.:  (213) 980-8160

                         With copies to:
                         Troop Meisinger Steuber & Pasich, LLP
                         10940 Wilshire Boulevard
                         Los Angeles, California 90024
                         Attention: C.N. Franklin Reddick III, Esq.
                         Telecopy No.: (310) 443-8512

                (b)      if to Company to:
                         Odd's-N-End's, Inc.
                         5000 Winnetka Avenue North
                         New Hope, Minnesota 55428
                         Attention:     Richard Ennen, President and Chief
                                        Executive Officer
                         Telecopy No.:  (612) 533-1158

or at such other address as may have been furnished by such Person in writing to the other parties.

          11.2. SEVERABILITY. Should any Section or any part of a Section within this Agreement be rendered void, invalid or unenforceable by any court of law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other Section or part of a Section in this Agreement.

          11.3. EXHIBITS AND SCHEDULES. Each Exhibit and Schedule delivered pursuant to the terms of this Agreement and each document, instrument and certificate delivered by the parties in connection with the transactions contemplated hereby constitutes an integral part of this Agreement.

          11.4. GOVERNING LAW. Except to the extent the laws of the State of Delaware are applicable, this Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any U.S. federal court located in the City of Los Angeles. The parties hereto hereby (i) submit to the exclusive jurisdiction of any U.S. federal court located in the City of Los Angeles for the purpose of any action arising out of or based upon this Agreement or the Merger brought by any party hereto, and (ii) waive, and agree not to assert by way of motion, as a defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Merger may not be enforced in any or by any of the above-named courts.

          11.5. NO ADVERSE CONSTRUCTION. The rule that a contract is to be construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement or any provisions hereof.

          11.6. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          11.7. COSTS AND ATTORNEYS' FEES. In the event that any action, suit, or other proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall recover all of such party's costs, and reasonable attorneys' fees incurred in each and every such action, suit, or other proceeding, including any and all appeals or petitions therefrom.

          11.8. SUCCESSORS AND ASSIGNS. All rights, covenants and agreements of the parties contained in this Agreement shall, except as otherwise provided herein, be binding upon and inure to the benefit of their respective successors and assigns.

          11.9. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors at any time before or after approval hereof by the stockholders, but after any such approval, no amendment shall be made which changes the Merger Consideration, or which is otherwise not permitted by the California or Delaware Laws, without the further approval of the stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          11.10. WAIVER. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, at any time before or after approval hereof by the Stockholders of Company, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto shall be valid if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

          11.11. ENTIRE AGREEMENT. This Agreement, the attached Exhibits and Schedules, the other schedules referred to in this Agreement and the Confidentiality Agreement contain the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein.

          11.12. BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

          11.13. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                         99 CENTS ONLY STORES,
                         A CALIFORNIA CORPORATION


                         By:  /s/ David Gold
                              --------------------
                              Name: David Gold
                              Title:  President and Chief Executive Officer

                         ODD'S-N-END'S, INC.,
                         A DELAWARE CORPORATION


                         By:  /s/ Richard Ennen
                              --------------------
                              Name:  Richard Ennen
                              Title: President and Chief Executive Officer

                         ODDS'S-N-END'S ACQUISITION CORP.,
                         A DELAWARE CORPORATION


                         By:  /s/ David Gold
                              --------------------
                              Name: David Gold
                              Title:  President and Chief Executive Officer